Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUPPORTSOFT, INC.

SupportSoft, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article I in its entirety and replacing it with the following:

“ARTICLE I

The name of this Corporation is support.com, Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 22nd day of June, 2009.

SUPPORTSOFT, INC.

By:	/s/ Anne-Marie Eileraas
Name:	Anne-Marie Eileraas
Office:	Senior Vice President, Secretary and General Counsel